Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: John Sztykiel, President & COO
Spartan Motors, Inc. (517) 543-6400
or
Brian Edwards, Jeff Lambert (mail@lambert-edwards.com)
Lambert, Edwards & Associates, Inc. (616) 233-0500

Spartan Motors Board Elects John Sztykiel as Chief Executive Officer

CHARLOTTE, Mich., December 6, 2001--Spartan Motors, Inc. (Nasdaq: SPAR) today announced that its board of directors has elected John E. Sztykiel to the post of chief executive officer, beginning in June 2002.

The Charlotte, Mich.-based manufacturer of custom fire trucks, emergency vehicles and recreational vehicle chassis said Sztykiel, a 16-year veteran at the Company, will replace Spartan Motors Founder and CEO George W. Sztykiel.

John Sztykiel, 44, has served as president and COO of Spartan Motors since December 1992, and as a director since 1988. For the past nine years, he also served as president of the Company's largest subsidiary, Spartan Motors Chassis. He has been with the Company since 1985, serving in a number of operations, sales and marketing positions during his tenure. He was instrumental in Spartan Motors' entry into the motorhome market with its rear-engine diesel pusher chassis in 1985.

The election of John Sztykiel culminates an 11-month process that included the formation of a special board committee and the hiring of an independent executive-search firm to facilitate the selection of Spartan Motors' new CEO. David Wilson, who last month was elected to replace George Sztykiel as the Company's chairman, served as chair of the special board committee that conducted the CEO search.

"John has been instrumental in building a management team which has shaped Spartan Motors into a leading manufacturer of fire trucks, emergency vehicles and premium motorhome chassis," Wilson said. "His experience and leadership will be considerable assets as Spartan Motors implements focused growth initiatives in our core markets. Moving forward, John and the rest of the Company's leadership will be challenged to further improve operating efficiencies, increase market share and deliver profitable growth."

Spartan Motors, Inc. (www.spartanmotors.com) is a leading developer and manufacturer of custom platforms for recreational vehicles, fire trucks, ambulances and other specialty vehicles. The Company also owns fire and rescue vehicle manufacturers Luverne Fire Apparatus, Quality Manufacturing and Road Rescue, Inc.

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The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements by the securities laws. These statements involve a number of risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices, and actual results may differ materially.

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